Exhibit 10.67

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is effective as of                         , 2010, and is made by and between United Natural Foods, Inc., a Delaware corporation (the “Company”), and                      (“Employee”).  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the Employee’s willingness to continue his employment with the Company and the other obligations of the parties hereunder, the parties hereby agree as follows:

1.             The following terms shall have the following definitions:

(a)           the term “Act” shall mean the Securities Exchange Act of 1934, as amended to date.

(b)           the term “Affiliate” shall mean any corporation which is a subsidiary of the Company within the definition of “subsidiary corporation” under Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)           the term “Cause” shall mean (i) conviction of Employee under applicable law of (A) any felony or (B) any misdemeanor involving moral turpitude, (ii) unauthorized acts intended to result in Employee’s personal enrichment at the material expense of the Company or its reputation, or (iii) any violation of Employee’s duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty, or material breach of Section 5 of this Agreement.

(d)           The term “Change in Control” means the happening of any of the following:

(i)            any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii)           the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

(iii)          the purchase of 30% or more of the combined voting power of the Company’s then outstanding securities pursuant to any tender or exchange offer made by any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.

(e)           the term “Change in Control Date” means the date on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs, and if the Employee’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement, the “Change of Control Date” shall mean the date immediately prior to the date of such termination of employment.

(f)            the term “Disability” shall have the meaning set forth in the long term disability provisions of the United Natural Foods Employee Welfare Benefit Plan, or any successor long term disability plan (the “Benefit Plan”), and no Disability shall be deemed to occur under the Benefit Plan until the Employee meets all applicable requirements to receive benefits under the long term disability provisions of such Benefit Plan; provided, however, in the event that the Benefit Plan does not provide long term disability insurance benefits then the Employee’s employment hereunder cannot be terminated for Disability and any termination of the Employee during such a period shall constitute a termination by the Company without Cause.

(g)           the term “Equity Plan” shall mean the Company’s 2002 Stock Incentive Plan, as amended from time to time, the Company’s Employee Stock Ownership Plan, as amended from time to time, and any other current or future plan, program or arrangement of the Company or its affiliates pursuant to which stock options, restricted stock or other equity awards are made, including, but not limited to, the Company’s 2004 Equity Incentive Plan.

(h)           the term “Good Reason” shall mean, without the Employee’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Employee to duties materially adversely inconsistent with the Employee’s current duties, and failure to rescind such assignment within thirty (30) days of receipt of notice from the Employee; (ii) a material reduction in the Employee’s title, executive authority or reporting status; (iii) a relocation of the Employee’s principal office location more than fifty (50) miles from the Company’s Providence, Rhode Island offices; (iv) a reduction by the Company in the Employee’s base salary, or the failure of the Company to pay or cause to be paid any compensation or benefits hereunder when due or under the terms of any plan established by the Company, and failure to restore such base salary or make such payments within five (5) days of receipt of notice from the Employee; (v) failure to include the Employee in any new employee benefit plans proposed by the Company or a material reduction in the Employee’s level of participation in any existing plans of any type; provided, that, a Company-wide reduction or elimination of such plans shall not be a violation of this Section (v); or (vi) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform this Agreement.

2.             In the event (a) the Employee is terminated for reasons other than Cause, death or Disability or (b) the Employee resigns for Good Reason, and such termination or resignation takes place on or within one (1) year after the Change in Control Date, then, subject to any limitation imposed under applicable law and Section 6 of this Agreement, Employee shall receive: (i) any unpaid base salary, accrued and unpaid vacation, and bonus in respect of the prior fiscal year which has not been paid (collectively such unpaid base salary, accrued vacation and bonus, the “Accrued Payments”), payable within ten (10) days following the termination of Employee’s employment, (ii) a lump sum payment equal to (x) 2.99 times the Employee’s then applicable base salary plus (y) an amount equal to the average of the annual bonus paid to the Employee for the three fiscal years prior to the fiscal year in which the Employee’s employment is terminated (in the event the Employee has not yet been employed by the Company for more than three fiscal years, then the average of the bonuses he has actually received, and if he has not received any bonuses as of the time of the termination of his employment, then the Employee’s target bonus for the fiscal year in which his employment is terminated) (the “Lump Sum Payment”), payable within sixty (60) days of such termination or resignation, (iii) an amount equal to the product of the Employee’s target bonus for the fiscal year in which Employee’s employment is terminated multiplied by the quotient resulting from dividing the number of full calendar months that have been completed in the fiscal year in which the Employee is terminated by 12 (the “Pro-Rata Bonus”), payable at such time as such bonus normally would be paid if the Employee’s employment had not terminated (but in no event after the later of (i) March 15 of the calendar year following the calendar year in which the termination occurs, or (ii) the 15th day of the third month following the end of the Company’s fiscal year), and (iv) an amount equal to any unvested account balance Employee has under the Employee Stock Ownership Plan.  In addition, (A) any and all unvested and unexercised stock options held by the Employee as of the Change in Control Date shall become fully vested and exercisable as of the Change in Control Date, (B) all restrictions shall lapse on, and Employee shall become fully vested in all rights to, restricted stock, restricted stock units and performance units granted to Employee under any Equity Plan as of the Change in Control Date, and (C) the Company shall continue to provide Employee and his eligible dependents with medical benefits in effect as of the date of such termination or resignation for a period of three (3) years following the termination of his employment.

In the event of termination for Cause, death or Disability, or resignation for other than Good Reason, the Company shall be under no obligation other than to provide the Accrued Payments; provided, however, with respect to a termination for Cause, the Company may withhold any compensation due to Employee as a partial offset against any damages suffered by the Company as a result of Employee’s actions.  In addition, the Employee agrees, upon demand by the Company, to return promptly to the Company any portion of the Accrued Payments, the Pro Rata Bonus or the Lump Sum Payment paid, or targeted to be paid, to the Employee based upon financial results or performance metrics later found to be materially inaccurate.  The amount to be recovered shall be equal to the excess of the amount paid out (on a pre-tax basis) over the amount that would have been paid out had such financial results or performance metrics been fairly stated at the time the payout was made.  The payment shall be made in such manner and on such terms and conditions as may be required by the Company.  The Company shall be entitled, at its election, to set off against the amount of any such payment any amounts otherwise owed to the Employee by the Company.

The foregoing notwithstanding, if the Employee is a “specified employee” of the Company (within the meaning of Section 409A of the Code and its regulations and other guidance (“Section 409A”)), or its successor, any payment, subject to the next succeeding sentence of this paragraph, that would otherwise be made pursuant to this Section 2 during the six-month period beginning on the date of termination of employment that constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be accrued and paid on the date that is six months and one day after the date of Employee’s “separation of service” with the Company (within the meaning of Section 409A) or, if earlier, the Employee’s date of death, and no interest or other adjustments shall be made to reflect the delay in payment.

3.             In the event that any payments or benefits that are paid or payable to or for the benefit of the Employee pursuant to this Agreement would be subject to the excise tax imposed by Section 4999 of the Code, the Executive shall be entitled to receive an additional payment (a “280G Gross-Up Payment”) determined in accordance with Exhibit A attached hereto.

4.             The availability, if any, of any other benefits shall be governed by the terms and conditions of the plans and/or agreements under which such benefits are granted.  The benefits granted under this Agreement are in addition to, and not in limitation of, any other benefits granted to Employee under any policy, plan and/or agreement; provided, however, that any benefits paid to the Employee under this Agreement shall reduce any severance or similar benefits payable to the Employee under any Company benefit plan or arrangement, including any severance plan or agreement between the Company and the Employee providing benefits upon the termination of Employee’s employment with the Company similar to the benefits provided hereunder.

5.             Employee covenants with the Company as follows (as used in this Section 5, “Company” shall include the Company and its subsidiaries and Affiliates):

(a)           Employee shall not knowingly use for Employee’s own benefit or disclose or reveal to any unauthorized person, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and Employee confirms that such information constitutes the exclusive property of the Company.  Such restrictions shall not apply to information which is (i) generally available in the industry, (ii) disclosed through no fault of Employee or (iii) required to be disclosed pursuant to applicable law or regulation or the order of a governmental or regulatory body (provided that the Company is given reasonable notice of any such required disclosure).  Employee agrees that Employee will return to the Company upon request, but in any event upon termination of employment, any physical embodiment of any confidential information and/or any summaries containing any confidential information, in whole in part, in any media.

(b)           During the term of employment, and for a period of one (1) year following termination of such employment for any reason, Employee shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States, in any activities with the following companies: Tree of Life or any of its subsidiaries, Nature’s Best, C&S Distributors or any other company which is a direct competitor of the Company with respect to (i) the Company’s activities on the date hereof and/or (ii) any activities which the Company becomes involved in during the Employee’s term of employment; provided, however, that Employee’s ownership as a passive investor of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition. Further, during such one-year (1-year) period, Employee shall not act to induce any of the Company’s vendors, customers or employees to take action which might be disadvantageous to the Company or otherwise disturb such party’s relationship with the Company.

(c)           Employee hereby acknowledges that Employee will treat as for the Company’s sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any confidential information protected under Section 5(a) herein, and which are made, conceived or reduced to practice by Employee during Employee’s employment by the Company and within one (1) year after termination thereof.  The provisions of this subsection (c) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by Employee alone or with others, whether during or after usual working hours, either on or off the job, directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the realm of Employee’s duties.

(d)           Employee shall, upon request of the Company, but at no expense to Employee, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries.

(e)           Employee recognizes that the possible restrictions on Employee’s activities which may occur as a result of Employee’s performance of Employee’s obligations under this Agreement are required for the reasonable protection of the Company and its investments, and Employee expressly acknowledges that such restrictions are fair and reasonable for that purpose.  Employee further expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Agreement, and that the Company, in addition to all other remedies hereunder, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation or threatened breach or violation, in any court of competent jurisdiction.  If any of the provisions of this Agreement are held to be in any respect an unreasonable restriction upon Employee then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.  Employee expressly agrees that all payments and benefits due Employee under this Agreement shall be subject to Employee’s compliance with the provisions set forth in this Section 5.

(f)            Except with respect to any shorter term as expressly provided herein, this Section 5 shall survive the expiration or earlier termination of Employee’s relationship with the Company for a period of ten (10) years.

6.             All payments and benefits under this Agreement are conditioned on the Employee’s executing and not revoking a release of claims against the Company, which release must be executed, not be revoked and have become irrevocable within sixty (60) days of the Employee’s termination or resignation; provided, that the Company may, in its discretion, make such payments at any time within the period set forth in Section 2.  The Employee shall not be required to release (i) any rights the Employee has under this Agreement, (ii) any rights that Employee has pursuant to any plan, program or agreement subject to the Employee Retirement Security Act of 1974, as amended (“ERISA”), (iii) any rights pursuant to any incentive or compensation plans of the Company or its Affiliates, any Equity Plan or any rights pursuant to any award agreements issued pursuant to any incentive or compensation plan of the Company or its Affiliates or any Equity Plan, (iv) any rights the Employee and his beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Code, ERISA or applicable state law or (v) any rights the Employee may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Employee was a director or officer of the Company or any affiliated company.

7.             The Employee shall not be required to seek alternative employment during any period in which he receives payments or benefits under Section 2 of this Agreement, nor shall such payments or benefits be reduced to reflect any compensation or benefits received by Employee from any employment which does not violate Section 5 of this Agreement.

8.             This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in force and effect.  This Agreement has been executed and delivered in the State of Rhode Island, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.  This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, oral or written, on the subject matter hereof between the Company and Employee, but it is not intended to, and does not, limit any prior, present or future obligations of the Employee with respect to confidentiality, ownership of intellectual property and/or non-competition which are greater than those set forth herein.  For the avoidance of doubt, the Employee acknowledges and agrees that upon execution of this Agreement Section        of that certain Severance Agreement by and between the Company and the Employee dated

                               ,            shall be null and void and no longer of any force or effect.  This Agreement shall be binding upon any successor or assign of the Company.

[signature block appears on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending the Agreement to become binding and effective as of the date and year first written above.

United Natural Foods, Inc.	Employee

By	By
Name:	Name:
Title:

EXHIBIT A

EXCISE TAX GROSS-UP

1)             Gross-Up Payment - If any payment or benefit received or to be received by the Employee from the Company pursuant to the terms of Section 2 of the Agreement to which this Exhibit A is attached or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, as determined in accordance with this Exhibit A, the Company shall pay the Employee, at the time specified below, an additional amount (the “Gross-Up Payment”) such that the net amount that the Employee retains, after deduction of the Excise Tax on the Payments and any federal, state, and local income tax upon the Gross-Up Payment (but not upon the Payments) and the Excise Tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by the Employee with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in Section 1274(d) of the Code) in such calculation) of the Payments at the time such Payments are to be made.

2)             Calculations - For purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such Excise Tax,

(a) The total amount of the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the excise tax, except to the extent that, in the written opinion of independent counsel selected by the Company and reasonably acceptable to the Employee (“Independent Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax;

(b) The amount of the Payments that shall be subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code (after applying clause (a), above); and

(c) The value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

3)             Tax Rates - For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Employee’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates, including, but not limited to, any alternative minimum tax restrictions resulting solely from the Employee’s Compensation from the Employer which limit the Employee’s ability to deduct State and local taxes.

4)             Time of Gross-Up Payments - The Gross-Up Payments provided for in this Exhibit A shall be made upon the earlier of (a) the payment to the Employee of any Payment or (b) the imposition upon the Employee, or any payment by the Employee, of any Excise Tax; provided, that, all such Gross-Up Payments shall be made prior to the end of the Employee’s taxable year next following the taxable year in which the taxes are remitted to the taxing authority.

5)             Adjustments to Gross-Up Payments - If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of Independent Counsel that the Excise Tax is less than the amount previously taken into account hereunder, the Employee shall repay the Company, within 30 days of his receipt of notice of such final determination or opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax imposed on the Gross-Up Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax or a federal, state, and local income tax deduction) plus any interest received by the Employee on the amount of such repayment; provided, that, if any such amount has been paid by or on behalf of the Employee as an Excise Tax or other tax, the Employee shall cooperate with the Company in seeking a refund of any tax overpayments, and the Employee shall not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to the Employee.

6)             Additional Gross-Up Payment - If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within 30 days of the Company’s receipt of notice of such final determination or opinion.

7)             Change In Law or Interpretation - In the event of any change in or further interpretation of Section 280G or 4999 of the Code and the regulations promulgated thereunder, the Employee shall be entitled, by written notice to the Company, to request a written opinion of Independent Counsel regarding the application of such change or further interpretation to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable.

8)             Fees And Expenses - All fees and expenses of Independent Counsel incurred in connection with this Exhibit A shall be borne by the Company.

9)             Survival - The Company’s obligation to make a Gross-Up Payment with respect to Payments made or accrued prior to the termination of Employee’s employment shall survive such termination.

10)           Defined Terms - Except where clearly provided to the contrary, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Agreement to which this Exhibit A is attached.